Exhibit No. 99.1

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
John Wille — Vice President & CFO	John McNamara - General Information
201-337-9000	212-827-3771

FOR IMMEDIATE RELEASE

RUSS BERRIE AND COMPANY, INC. REPORTS 2nd QUARTER RESULTS

Oakland, N.J. — August 3, 2005 — RUSS BERRIE AND COMPANY, INC. (NYSE: RUS) today reported results for its second quarter ended June 30, 2005.

The Company’s consolidated net sales for the three months ended June 30, 2005 increased 16.1% to $62,019,000 compared to $53,420,000 for the three months ended June 30, 2004.  The net sales increase was attributable to the Company’s infant and juvenile segment, which has included sales of Kids Line since its acquisition in the fourth quarter of 2004. The Company’s infant and juvenile segment’s net sales for the three months ended June 30, 2005 increased 154.0% to $33,248,000 compared to $13,089,000 for the three months ended June 30, 2004. This increase is comprised of $19,007,000 of sales attributable to Kids Line and sales growth of $1.1 million (8.8%) in Sassy.  The Company’s gift segment’s net sales for the three months ended June 30, 2005 decreased 25.0% to $28,771,000 compared to $38,378,000 for the three months ended June 30, 2004.  The Company attributes this decline to the same factors that have impacted its gift segment in recent periods, including the softness in the independent retail sales channel.  As a result of the sale of Bright of America effective August 2004, there were no non-core sales for the three months ended June 30, 2005 compared to $1,953,000 for the three months ended June 30, 2004.

The Company’s consolidated net sales for the six months ended June 30, 2005 increased 11.4% to $132,759,000 compared to $119,133,000 for the six months ended June 30, 2004.  The net sales increase was attributable to the Company’s infant and juvenile segment. The Company’s infant and juvenile segment’s net sales for the six months ended June 30, 2005 increased 160.6% to $66,083,000 compared to $25,359,000 for the six months ended June 30, 2004. This increase is comprised of $37,880,000 of sales attributable to Kids Line and sales growth of $2.8 million (11.2%) in Sassy.  The Company’s gift segment’s net sales for the six months ended June 30, 2005 decreased 25.7% to $66,676,000 compared to $89,734,000 for the six months ended June 30, 2004.  As a result of the sale of Bright of America effective August 2004, there were no non-core sales for the six months ended June 30, 2005 compared to $4,040,000 for the six months ended June 30, 2004.

A consolidated operating loss of $4.2 million in the quarter ended June 30, 2005 compares to an operating loss of $23.2 million for the quarter ended June 30, 2004.  This improvement in the second quarter of 2005 is the result of higher sales and gross profit in the Company’s infant and juvenile segment and lower selling, general and administrative expense in the Company’s gift segment resulting primarily from our restructuring efforts in 2004, partially offset by lower sales and gross margins in the Company’s gift segment. The operating loss in the second quarter of 2004 included an inventory write-down of $13.0 million in the Company’s gift segment.  The year-to-date consolidated operating loss of $3.4 million in

2005 compares to an operating loss of $24.5 million for the same period in 2004 for primarily the same reasons as the second quarter.

The consolidated net loss of $6.2 million or ($0.30) per diluted share in the second quarter of 2005 compares to a net loss of $15.6 million or ($0.75) per diluted share for the second quarter of 2004. The year-to-date consolidated net loss of $7.9 million or ($0.38) per diluted share in 2005 compares to a net loss of $15.1 million or ($0.73) per diluted share for the same period in 2004. These results are primarily attributable to increased net sales in the infant and juvenile segment, an increase in consolidated gross profit, and a decrease in consolidated selling, general and administrative expense.  The net loss in the second quarter and year-to-date 2005 includes increased interest expense associated with the Financing Agreement with Ableco Finance LLC, the write-off of deferred financing cost of approximately $2.5 million after-tax ($4.8 million pre-tax) resulting from the termination of such Financing Agreement, and decreased interest income as a result of the liquidation of the Company’s marketable securities to fund the $7 per share special dividend paid in May 2004.

Mr. Andy Gatto, President and Chief Executive Officer commented, “We remain pleased by the strong performance of our infant and juvenile segment.  Our gift segment continues to offer challenges which we believe are being addressed through our previously announced product, sales channel and brand initiatives. We’re delighted to have recently completed our debt refinancing, which we believe provides us with a more flexible, lower cost credit facility to support our growth initiatives.”

Management will hold a conference call at 10:00 a.m. ET on Thursday, August 4, 2005 to discuss its financial results.  Individuals wishing to participate in the conference call should call 800-240-2134 or 303-262-2191.  For interested individuals unable to join the call, a replay will be available through August 11, 2005 by dialing 800-405-2236 from the United States or 303-590-3000 from international locations, pass code 11036816.  Interested parties are invited to listen to the call live over the Internet at http://www.viavid.net.  A replay of the call will also be available for thirty days.

Russ Berrie and Company, Inc., a leader in the gift industry, and its wholly-owned subsidiaries, designs, develops, and distributes a variety of innovative gift, infant and juvenile products to specialty and mass market retailers worldwide.  Known for its teddy bears and other plush animals, the Company’s gift and infant and juvenile lines are comprised of a diverse range of everyday, seasonal, and occasion-themed products that help people celebrate the milestones in their lives.   Founded in 1963 by the late Russell Berrie from a rented garage in New Jersey, today the Company operates offices, showrooms, and distribution centers all over the world and trades on the NYSE under the symbol RUS.

Note:  This press release contains certain forward-looking statements.  Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise.  The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements.  These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”.  The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.  Specific risks and uncertainties include, but are not limited to, the Company’s ability to continue to manufacture its products in the Far East, the seasonality of revenues, the actions of competitors, ability to increase production capacity, price competition, the effects of government regulation, results of any enforcement action by the People’s Republic of China (“PRC”) authorities with respect to the Company’s PRC operations, the resolution of various legal matters, possible delays in the introduction of new products, customer acceptance of products, changes in foreign currency exchange rates, issues related to the Company’s computer systems, the ability to obtain debt financing to fund acquisitions, the current and future outlook of the global retail market, the ability to integrate new business ventures, the ability to meet covenants in the Credit Agreement with LaSalle Business Credit LLC and other factors.

RUSS BERRIE AND COMPANY, INC.

FINANCIAL SUMMARY

(Unaudited)

(Dollars in Thousands, Except Per Share Data)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2005	2004	2005	2004

Net sales	$62,019	$53,420	$132,759	$119,133

Cost of Sales	36,997	42,591	76,341	75,201

Gross profit	25,022	10,829	56,418	43,932

Selling, general and administrative expenses	29,182	34,029	59,867	68,471

Operating loss	(4,160)	(23,200)	(3,449)	(24,539)

Investment and other (expense) income - net	(8,171)	228	(11,622)	2,192

Loss before income tax benefit	(12,331)	(22,972)	(15,071)	(22,347)

Income tax benefit	(6,169)	(7,422)	(7,187)	(7,233)

Net loss	$(6,162)	$(15,550)	$(7,884)	$(15,114)

Net loss per share:
Basic	$(0.30)	$(0.75)	$(0.38)	$(0.73)
Diluted	$(0.30)	$(0.75)	$(0.38)	$(0.73)

Weighted average shares:
Basic	20,824,000	20,786,000	20,824,000	20,735,000
Diluted	20,824,000	20,786,000	20,824,000	20,735,000

—MORE—

RUSS BERRIE AND COMPANY, INC.

SELECTED BALANCE SHEET DATA

(Unaudited)

 (Dollars in thousands)

	June 30,	December 31,	June 30,
	2005	2004	2004

Cash, cash equiv., marketable securities and other investments	$15,498	$48,099	$86,417
Accounts receivable — net	55,200	75,722	44,483
Inventories — net	50,069	47,391	47,046
Other current assets	20,427	24,913	20,653
Property, plant and equipment and other assets	191,308	214,973	77,524
Total assets	$332,502	$411,098	$276,123

Current portion of long-term debt and short term debt	$16,400	$25,250	$—
Other current liabilities	44,101	51,582	30,527
Deferred income taxes	—	—	328
Long-term debt excluding current portion	50,400	99,750	—
Total liabilities	110,901	176,582	30,855
Shareholders’ equity	221,601	234,516	245,268
Total liabilities and shareholders’ equity	$332,502	$411,098	$276,123

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